EXHIBIT 99.1
CONTACTS:
Russell Allen, VP – M&A, Treasury & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
February 10, 2010
Lance, Inc. Reports 2009 Full Year Results
•	Achieves record 2009 net revenue of $918.2 million, an 8% increase over 2008

•	Reports full year 2009 EPS of $1.13 excluding special items; a significant increase over 2008 EPS of $0.60 excluding special items

•	Reports full year 2009 EPS of $1.11 including special items, an increase over 2008 EPS of $0.56 including special items

•	Declares quarterly cash dividend of $0.16 per share

•	Provides 2010 earnings per diluted share estimate of 25% to 35% increase over 2009 EPS
Charlotte, NC, — February 10, 2010 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenue of $918.2 million for the full year ended December 26, 2009, an increase of 8% over its prior year net revenue of $852.5 million.
Branded product net revenue, which represented 58% of total 2009 net revenue, increased 4% over total 2008 net revenue. This included growth from incremental revenue associated with the Archway acquisition, higher net selling prices, new branded product introductions and double digit growth in our core sales channels and products. Incremental growth was partially offset by volume declines from sales to convenience store, food service and up-and-down-the-street customers, reflecting continued softness in the overall economy as well as our continued efforts to drive more profitability in these channels through optimization.
Private Brand net revenue, which represented 32% of total 2009 net revenue, increased 15% compared with the prior year, driven by continued revenue growth from existing and new customers, an increase in the mix of national brand equivalent items, and the full year impact of price adjustments made in 2008. Net revenue from contract manufacturing customers, which represented 10% of total 2009 net revenue, increased 9% compared with the prior year, driven by growth from new customers.
The Company realized full year 2009 net income of $36.5 million excluding special items, or $1.13 per diluted share, as compared to full year 2008 net income of $19.0 million excluding special items, or $0.60 per diluted share. Special items recognized during 2009 consisted of pre-tax expenses of $1.1 million, or $0.02 per diluted share, related to the acquisition and integration of Stella D’oro. Special items in 2008 consisted of a pre-tax charge of $1.2 million to change the Company’s vacation policy, and acquisition and pre-tax start-up costs of $0.8 million associated with the Archway acquisition in the fourth quarter. Including special items identified above, 2009 net income was $35.8 million, or $1.11 per diluted share, and 2008 net income was $17.7 million, or $0.56 per diluted share.
A significant portion of the increase in 2009 full year earnings compared with 2008 reflects a rebound in profit margins which were reduced in 2008 due to substantially higher ingredient costs. In addition, earnings improvement growth reflects growth in our existing business lines, acquisition-related revenue growth and improved operating efficiencies throughout the organization. These gains were partially offset by a significant investment in advertising, incremental costs associated with acquisition integration, information system implementation costs and reinvestment in the operating structure of the business, all of which are intended to drive and support revenue and profit growth over the long term.

Lance realized fourth quarter 2009 net income, excluding special items, of $11.6 million, or $0.36 per diluted share, compared with fourth quarter 2008 net income of $8.8 million, or $0.28 per diluted share. Special items in the fourth quarters of 2009 and 2008 consist of the previously noted items in the explanation of 2009 and 2008 full year special items. Including special items, 2009 fourth quarter net income was $11.0 million, or $0.34 per diluted share, and 2008 net income was $7.5 million, or $0.24 per diluted share.
Comments from Management
“Our 2009 results are indicative of the turnaround we have achieved at Lance,” commented David V. Singer, President and Chief Executive Officer. “These record sales and solid EPS reflect several years of hard work on the part of our nearly 5,000 employees. We have built an excellent organization that is focused on growth and leveraging a business model that converts top line growth into accelerated profit growth. We are planning another year of solid growth and continued profitability improvement in 2010.”
Mr. Singer added, “While the significant improvement versus our historical sales and earnings level is gratifying, our fourth quarter branded revenue was still less than anticipated, resulting in fourth quarter earnings somewhat below our expectations. Achieving long-term profitable growth is our highest priority, however we are also committed to delivering improvement in our profit margins in the near-term. As such, we are making short-term adjustments, which include efforts to accelerate our top-line growth rate and more closely aligning operating expenses with the pace of revenue growth in early 2010.”
Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on March 1, 2010 to stockholders of record at the close of business on February 22, 2010.
Company Estimates Provided for 2010
The Company believes that its net revenue for the full year 2010 will increase between 5.0% and 7.5% and that its earnings per diluted share will increase between 25% and 35%. Given the influence of incremental holiday cookie sales related to the Archway acquisition and an expectation of continued near-term softness in sales in small format accounts, the Company believes that the seasonality of its revenues will be more heavily weighted toward the back half of the year, resulting in about 40% of the estimated EPS occurring in the first half of the year.
Capital expenditures are expected to be approximately $40 to $45 million for the year as the Company continues to invest in its supply chain and information system initiatives.
Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Wednesday, February 10, 2010 to discuss financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers, or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on February 10th and midnight on February 17th. The replay number is (800) 642-1687 for U.S. callers, or (706) 645-9291 for international callers. The replay access code is 52984114. Investors may also access a web-based replay of the conference call at Lance’s web site, www.lanceinc.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website, www.lanceinc.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.

About Lance, Inc.
Lance, Inc. headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, cookies, crackers, other salty snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, Archway and Stella D’oro brand names along with a number of private brands and third party brands. The Company’s products are distributed through its direct-store-delivery system, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, include price competition and industry consolidation, increases in cost or availability of ingredients, packaging, energy and employees, risks from large customers, changes in consumer preferences, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate and credit risks, natural disasters or catastrophic events and general economic conditions, as well as those that have been discussed in our most recent Form 10-K filed with the Securities and Exchange Commission.
This press release presents measures not derived in accordance with generally accepted accounting principles (“GAAP”). Such measures should not be considered substitutes for any measures derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in the attached pages. Management uses certain non-GAAP measures in order to present normalized results of operations.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	December 26,	December 27,
	2009	2008
Net revenue	$231,097	$215,298
Cost of sales	136,819	131,336

Gross margin	94,278	83,962

Selling, general and administrative	76,592	71,918
Other expense/(income), net	521	(476)

Income before interest and income taxes	17,165	12,520

Interest expense, net	834	867
Income tax expense	5,320	4,109

Net Income	$11,011	$7,544

Basic earnings per share	$0.35	$0.24
Weighted average shares outstanding – basic	31,683,000	31,279,000

Diluted earnings per share	$0.34	$0.24
Weighted average shares outstanding — diluted	32,655,000	31,980,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Fiscal Year Ended
	December 26,	December 27,
	2009	2008
Net revenue	$918,163	$852,468
Cost of sales	547,991	531,528

Gross margin	370,172	320,940

Selling, general and administrative	310,588	291,680
Other expense/(income), net	1,774	(854)

Income before interest and income taxes	57,810	30,114

Interest expense, net	3,351	3,041
Income tax expense	18,665	9,367

Net Income	$35,794	$17,706

Basic earnings per share	$1.13	$0.57
Weighted average shares outstanding – basic	31,565,000	31,202,000

Diluted earnings per share	$1.11	$0.56
Weighted average shares outstanding — diluted	32,384,000	31,803,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 26, 2009	December 27, 2008
Assets:
Cash and cash equivalents	$5,418	$807
Accounts receivable, net	87,172	74,406
Inventories	58,037	43,112
Other current assets	28,255	22,711

Total Current Assets	178,882	141,036
Fixed assets, net	225,981	216,085
Goodwill and other intangibles, net	126,063	104,076
Other noncurrent assets	5,365	4,949

Total Assets	$536,291	$466,146

Liabilities and Equity:
Accounts payable	$29,777	$25,939
Other current liabilities	66,589	58,630
Short-term debt	—	7,000

Total Current Liabilities	96,366	91,569

Long-term debt	113,000	91,000
Other liabilities	52,238	48,070
Stockholders’ equity	274,687	235,507

Total Liabilities and Stockholders’ Equity	$536,291	$466,146

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Fiscal Year Ended
	December 26, 2009	December 27, 2008
Operating Activities:
Net income	$35,794	$17,706
Depreciation and amortization	35,211	32,217
Equity-based compensation expense	7,472	5,967
Loss/(gain) on sale of fixed assets	702	(339)
Changes in operating assets and liabilities, excluding business acquisition	(9,902)	(641)

Net cash provided by operating activities	69,277	54,910

Investing Activities:
Purchases of fixed assets	(40,737)	(39,064)
Proceeds from sale of fixed assets	765	2,958
Purchase of Investment	—	(190)
Business acquisitions, net of cash acquired	(23,911)	(54,984)

Net cash used in investing activities	(63,883)	(91,280)

Financing Activities:
Dividends paid	(20,410)	(20,124)
Issuance of common stock, net	4,113	2,539
Proceeds from existing credit facilities	15,000	48,435
Repayments of debt from business acquisitions	—	(2,239)

Net cash (used in)/provided by financing activities	(1,297)	28,611

Effect of exchange rate changes on cash	514	(81)

Increase/(decrease) in cash and cash equivalents	4,611	(7,840)
Cash and cash equivalents at beginning of period	807	8,647

Cash and cash equivalents at end of period	$5,418	$807

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)

	Net of	Per Diluted
	Tax	Share
Fiscal Year Ended December 27, 2008
Net Income from Continuing Operations	$17,706	$0.56
Vacation policy change	774	0.02
Archway integration related charges	525	0.02

Net Income from Continuing Operations, excluding special items	$19,005	$0.60

	Net of	Per Diluted
	Tax	Share
Quarter Ended December 27, 2008
Net Income from Continuing Operations	$7,544	$0.24
Vacation policy change	774	0.02
Archway integration related charges	525	0.02

Net Income from Continuing Operations, excluding special items	$8,843	$0.28

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)

	Net of	Per Diluted
	Tax	Share
Fiscal Year Ended December 26, 2009
Net Income from Continuing Operations	$35,794	$1.11
Stella D’oro integration related charges	747	0.02

Net Income from Continuing Operations, excluding special items	$36,541	$1.13

	Net of	Per Diluted
	Tax	Share
Quarter Ended December 26, 2009
Net Income from Continuing Operations	$11,011	$0.34
Stella D’oro integration related charges	599	0.02

Net Income from Continuing Operations, excluding special items	$11,610	$0.36